Exhibit (a)(8)

CAPSTONE SERIES FUND, INC.

ARTICLES OF AMENDMENT

Capstone Series Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

First: The name of one of the Corporation's two series, as designated in the Articles Supplementary filed on January 22, 2002, modifying the Corporation's Articles of Incorporation filed on May 11, 1992, as modified by Articles of Amendment dated August 26, 1994 and Articles of Amendment filed on January 22, 2002, is changed as indicated below:

From	To
Capstone Growth Fund	Steward Small-Cap Equity Fund

Second: The foregoing amendment to the Articles of Incorporation of the Corporation, as amended and supplemented, was approved by a majority of the entire Board of Directors of the Corporation, and the charter amendment is limited to changes expressly permitted by Section 2-605 of Title 2 of Subtitle 6 of the Maryland General Corporation Law to be made without action by the stockholders.

The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath herein, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief such matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its Senior Vice President, John R. Wolf, and attested to by its Secretary, Richard A. Nunn, on the 20th day of December, 2005.

ATTEST:	CAPSTONE SERIES FUND, INC.

/s/ Richard A. Nunn	By: /s/ John R. Wolf (SEAL)
Richard A. Nunn	John R.Wolf
Secretary	Senior Vice President